UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):            September 18, 2003

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code      (800) 326-5789

ITEM 5.  Other Events

HickoryTech Corporation (Nasdaq: HTCO) announced today that it has signed a definitive agreement to sell all of its wireless business to Western Wireless Corporation (Nasdaq: WWCA) in exchange for a value of $25 million, subject to working capital and construction in progress adjustments to be determined at closing. The selling price is comprised of approximately one million shares of HickoryTech common stock currently held by Western Wireless and $12.8 million in cash.

HickoryTech, through its subsidiary Minnesota Southern Wireless Company (MSWC), owns and operates wireless telephone businesses in south central Minnesota and in the six county ring surrounding the metropolitan Minneapolis/St. Paul area. Its wireless telephone business consists of cellular and PCS licenses in southern Minnesota, and includes the “A-side” FCC wireless license to operate in Minnesota’s Rural Service Area 10; the wireless license for the ring surrounding the metropolitan Minneapolis/St. Paul MSA known as Metro A-2; and two digital personal communications services (PCS) licenses covering the Minnesota Basic Trading Areas (BTAs) of Mankato-Fairmont and Rochester-Austin-Albert Lea. Licensed population for the four markets is approximately 925,000. However, portions of the cellular and BTA license areas overlap. The population within the overlapping geography is approximately 145,000.

“This is a positive step for HickoryTech, both strategically and financially,” said John Duffy, president and chief executive officer. “The business model in wireless has changed significantly since HickoryTech entered this business, impacted by competition, regulation, an erosion of roaming traffic, and the required investment in new technology.

“The transaction will enable HickoryTech to provide additional focus on our core wireline and broadband operations, at the same time strengthening our balance sheet by reducing debt, and positioning us to take advantage of potential future opportunities. This is the right long-term strategic decision, at the right time, for HickoryTech’s future,” Duffy said.

The transaction will retire about one million shares of HickoryTech stock currently owned by Western Wireless, HickoryTech’s largest non-institutional shareholder.  This will reduce the total number of shares outstanding by approximately 7 percent.

The transaction is expected to close in the fourth quarter of 2003, subject to approval of the Federal Communications Commission and various other consents. HickoryTech’s wireless business employs approximately 35 of the company’s nearly 500 employees — primarily in sales, sales support, customer care and operations/engineering positions. Western Wireless will assess the current organizational structure as part of the transition, but both companies expect the wireless business to continue to present employment opportunities in southern Minnesota.

Based upon current financing, operational and other assumptions, HickoryTech expects the net effect of its wireless divestiture will be a one-time non-cash book writedown of $21 million after tax, or approximately $1.50 per share, which will be recorded in the company’s third quarter ended September 30, 2003.  The company does not anticipate any changes in its third-quarter 2003 results from ongoing operations due to this transaction.

HickoryTech’s management will host a live Webcast of its conference call discussing this transaction on Friday, September 19, at 8:00 a.m. CDT. The Webcast will be available online at www.ccbn.com and through HickoryTech’s website at www.HickoryTech.com. A Webcast replay will be available for 30 days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Date: September 18, 2003

HICKORY TECH CORPORATION

	By	/s/ John E. Duffy
John E. Duffy
Chief Executive Officer

	By	/s/ David A. Christensen
David A. Christensen
Chief Financial Officer